                                    Exhibit 1

                                    Form 10-Q
                              For the period ended

                                 March 31, 1997

                               Page 4 of 24 Pages.

                           DEPARTMENT OF THE TREASURY
                          OFFICE OF THRIFT SUPERVISION
                              WASHINGTON, DC 20552

                                    FORM 10-Q

      X     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
            THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1997

                                       OR

            --  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM -------------------------- TO -------------------

                             OTS DOCKET NUMBER 7708

                         POUGHKEEPSIE SAVINGS BANK, FSB

 UNITED STATES OF AMERICA                                        14-0978220
-------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

249 MAIN MALL, POUGHKEEPSIE, NEW YORK          12602
----------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (914)431-6200

INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING FOR THE PAST 90 DAYS.

                  YES   X                   NO__

THE NUMBER OF SHARES OUTSTANDING OF THE REGISTRANT'S COMMON STOCK AS OF MAY 9, 1997 WAS 12,594,725.

                    PAGE 1 OF 20 SEQUENTIALLY-NUMBERED PAGES








                                                                          PAGE
                                                                         NUMBER

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

The information required by Rule 10-01 of Regulation S-X is included herein as follows:

Consolidated Statements of Financial Condition
  at March 31, 1997, Unaudited, and at December 31, 1996.                      3


Consolidated Statements of Operations -
  Unaudited, for the three month periods
  ended March 31, 1997 and 1996.                                               4


Consolidated Statements of Cash Flows -
  Unaudited, for the three month periods ended
  March 31, 1997 and 1996.                                                     5


Notes to Unaudited Consolidated Financial Statements.                          6



ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS                        8



PART II.  OTHER INFORMATION                                                   19
SIGNATURES                                                                    20

                 POUGHKEEPSIE SAVINGS BANK, FSB AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           (Dollars in thousands)


                                                                                                               (Unaudited)
                                                                                                        March 31       December 31,
                                                                                                          1997               1996
                                                                                                       ----------------------------
ASSETS:
Cash and due from banks                                                                                 $   7,518         $   6,863
Securities available for sale:
   Mortgage-backed securities                                                                             108,753           113,575
   Other securities                                                                                        24,057            22,215
Securities held to maturity:
   Mortgage-backed securities                                                                              28,989            29,957
                                                                                                        ---------          --------
         Total securities                                                                                 161,799           165,747
                                                                                                       ---------           --------
Loans, net
   Residential real estate mortgage loans                                                                 398,348           393,513
   Commercial real estate mortgage loans                                                                  213,983           210,982
   Commercial business loans                                                                                7,242             7,194
   Installment loans                                                                                       32,701            31,194
                                                                                                        ---------          --------
                                                                                                          652,274           642,883
   Allowance for loan losses                                                                               (9,489)           (8,652)
   Residential mortgage loans held for sale                                                                  1359               456
                                                                                                       ---------           --------
          Total loans, net                                                                                644,144           634,687
                                                                                                       ----------          --------
Federal Home Loan Bank stock                                                                               10,071             9,760
Accrued interest and dividends receivable                                                                   5,860             5,278
Bank premises and equipment                                                                                 6,884             6,793
Other real estate owned                                                                                     6,709            10,726
Net deferred tax assets                                                                                    16,081            16,812
Other assets                                                                                                2,070             2,024
                                                                                                       ----------          --------
          Total assets                                                                                  $ 861,136         $ 858,690
                                                                                                       ==========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY:

Deposits:

   Savings accounts                                                                                     $  94,964         $  93,371
   Certificates of deposit                                                                                318,085           314,059
   Money market deposits                                                                                  127,198           126,233
   Demand deposits                                                                                         42,885            41,583
                                                                                                        ---------          --------
          Total deposits                                                                                  583,132           575,246
                                                                                                        ---------          --------
Advances from Federal Home Loan Bank                                                                       85,700            84,800
Securities sold under repurchase agreements                                                               109,362           113,894
Accrued interest payable                                                                                    1,077             1,618
Mortgagors' escrow deposits                                                                                 3,375             4,134
Other liabilities                                                                                           6,020             7,330
                                                                                                        ---------          --------
          Total liabilities                                                                               788,666           787,022
                                                                                                        ---------          --------
Commitments and contingencies
Stockholders' equity:
   Common stock                                                                                               127               127
   Additional paid-in capital                                                                              66,762            66,736
   Retained earnings                                                                                        7,638             6,827
   Unrealized losses on securities                                                                           (120)              (85)
   Treasury stock, at cost                                                                                 (1,937)           (1,937)
                                                                                                        ---------           --------
          Total stockholders' equity                                                                       72,470             71,668
                                                                                                        ---------           --------
          Total liabilities and stockholders' equity                                                    $ 861,136          $ 858,690
                                                                                                        =========           ========

                 See Notes to Consolidated Financial Statements

                 POUGHKEEPSIE SAVINGS BANK, FSB AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                                                            (Unaudited)
                                                                                                        Three Months Ended
                                                                                                              March 31,
                                                                                                      -------------------------
                                                                                                          1997             1996
                                                                                                          ----             ----
Interest and dividend income:
   Real estate mortgage loans                                                                       $   12,571          $   12,060
   Other loans                                                                                             834                 942
   Mortgage-backed securities                                                                            2,333               2,421
   Other securities                                                                                        522                 468
   Federal funds and money market investments                                                               36                  33
                                                                                                    ----------          ----------
          Total interest and dividend income                                                            16,296              15,924
                                                                                                    ----------          ----------
Interest expense:
   Deposits                                                                                              6,635               6,337
   Borrowings                                                                                            2,864               3,075
                                                                                                    ----------          ----------
          Total interest expense                                                                         9,499               9,412
                                                                                                    ----------          ----------
          Net interest income                                                                            6,797               6,512
Provision for loan losses                                                                                  300                 150
                                                                                                    ----------          ----------
          Net interest income after provision for loan losses                                            6,497               6,362
                                                                                                    ----------          ----------
Non-interest income:
   Mortgage banking income                                                                                  57                  30
   Fees and other income, net                                                                              727                 458
                                                                                                    ----------          ----------
          Total other income                                                                               784                 488
                                                                                                    ----------          ----------
Non-interest expenses:
   Salaries and wages                                                                                    2,169               2,000
   Employee benefits                                                                                       716                 712
   Legal                                                                                                   136                 104
   Occupancy and equipment                                                                                 709                 638
   Deposit insurance                                                                                       136                 389
   Net cost of operating other real estate owned                                                           223                 419
   Advertising and promotion                                                                               268                 273
   Data processing                                                                                         170                 166
   Other                                                                                                   852                 830
                                                                                                    ----------          ----------
          Total other expenses                                                                           5,379               5,531
                                                                                                    ----------          ----------
          Income before income taxes                                                                     1,902               1,319
Income tax expense                                                                                         776                 533
                                                                                                    ----------          ----------
          Net income                                                                                $    1,126            $    786
                                                                                                    ==========          ==========
Net income per common and common equivalent share (Note 2)                                          $     0.09            $   0.06
                                                                                                    ==========          ==========
Dividends per share                                                                                 $    0.025            $  0.025
                                                                                                    ==========          ==========

                 See Notes to Consolidated Financial Statements

                 POUGHKEEPSIE SAVINGS BANK, FSB AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                           Increase (decrease) in cash


                                                                                                              (Unaudited)
                                                                                                          Three Months Ended
                                                                                                               March 31,
                                                                                                        -----------------------
                                                                                                         1997            1996
                                                                                                         ----            ----
Cash flows from operating activities:
  Net income                                                                                           $  1,126        $    786
  Adjustments to reconcile net income to net cash
   provided by operating activities:
        Provision for loan losses                                                                           300             150
        Writedowns on other real estate owned                                                               250              20
        Depreciation                                                                                        227             176
        Amortization of premiums and discounts on mortgage-backed
             securities, other securities and loans                                                         247             269
        Net losses (gains) on sale of assets                                                               (183)             40
        Deferred tax expense                                                                                776             533
        (Increase) decrease in interest and dividend receivable                                            (582)              9
        Decrease in other assets                                                                              1              24
        Decrease in interest payable                                                                       (541)           (795)
        Decrease in other liabilities                                                                    (1,310)           (909)
        (Increase) decrease in residential loans held for sale                                             (903)            195
                                                                                                      ---------       ---------
        Net cash provided by operating activities                                                          (592)            498
                                                                                                      ---------        --------
Cash flows from investing activities:
    Purchase of other securities - available for sale                                                    (2,000)           --
    Proceeds from sales of other securities - available for sale                                           --             5,000
    Principal repayments on mortgage-backed securities - available for sale                               4,841           9,692
    Principal repayments on mortgage-backed securities - held to maturity                                   842             628
    Proceeds from maturities of other securities -  available for sale                                     --                 3
    FHLB Stock purchases                                                                                   (310)           (843)
    Deposits received on bulk sale of commercial loans                                                     --             5,684
    Loan originations, net of repayments                                                                (14,246)        (34,021)
    Proceeds from sales of loans in portfolio                                                             7,666           1,308
    Purchases of fixed assets                                                                              (318)           (484)
    Proceeds from sale of other real estate owned                                                         1,566             425
                                                                                                      ---------       ---------
  Net cash used in investing activities                                                                  (1,959)        (12,608)
                                                                                                      ---------       ---------
Cash flows from financing activities:
    Net increase (decrease) in demand, money market, and savings accounts                                 3,860           3,534
    Net increase (decrease) in time deposits                                                              4,026          (1,315)
    Net increase (decrease) in repurchase agreements                                                     (4,532)          6,404
    Net decrease in short-term FHLB borrowings                                                              900           1,561
    Decrease in escrow deposits                                                                            (759)           (780)
    Stock issued                                                                                             26              11
    Dividends paid                                                                                         (315)           (314)
                                                                                                      ---------       ---------
  Net cash provided by financing activities                                                               3,206           9,101
                                                                                                      ---------       ---------
Net increase (decrease) in cash and cash equivalents                                                        655          (3,009)
Cash and cash equivalents, beginning of period                                                            6,863           9,960
                                                                                                      ---------       ---------
Cash and cash equivalents, end of period                                                               $  7,518        $  6,951
                                                                                                      =========       ==========

                 See Notes to Consolidated Financial Statements

POUGHKEEPSIE SAVINGS BANK, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - PRESENTATION OF INTERIM FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements of Poughkeepsie Savings Bank, FSB and subsidiaries ("PSB" or "Bank") include all adjustments which management believes necessary for a fair presentation of the Bank's financial condition at March 31, 1997, the results of its operations for the three month periods ended March 31, 1997 and 1996, and the statements of cash flows for the three months then ended. Adjustments are of a normal recurring nature. The consolidated financial statements and related notes have been prepared in accordance with Regulation S-X under the Securities Exchange Act of 1934, as amended, and consequently, do not include all information and notes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. These interim financial statements should be read in conjunction with the audited financial statements and note disclosures in the Bank's Annual Report on Form 10-K for the year ended December 31, 1996.

NOTE 2 - EARNINGS PER SHARE

Earnings per share were based on 13,047,587 and 12,922,124 weighted average shares outstanding (including the dilutive effect of stock options) during the three months ended March 31, 1997 and 1996, respectively. The weighted average number of common shares outstanding excludes 105,000 shares of treasury stock for the three months ended March 31, 1997 and 1996, respectively.

In February 1997 the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 is effective for periods ended after December 15, 1997 and earlier application in interim periods is not permitted. SFAS No. 128 simplifies the standards for computing earnings per share ("EPS") and makes them comparable to international standards for computing EPS. When effective, this statement will replace the presentation of primary EPS with a presentation of basic EPS and will require a dual presentation of basic EPS and diluted EPS on the face of the statement of operations. Had SFAS No. 128 been applied as of March 31, 1997, the Bank would have reported basic and diluted EPS of $.09 and $.09 per share, and $.06 and $.06, for the three month periods ended March 31, 1997 and 1996, respectively.

NOTE 3 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

For purposes of reporting cash flows, cash and cash equivalents includes cash, amounts due from banks, federal funds sold and money market investments. Supplemental cash flow disclosures are as follows:

                                                             Three months ended
                                                                  March 31,
                                                             --------------------
                                                             1997            1996
                                                             ----            ----
                                                               ($ in Thousands)

         Cash paid during period for:
                  Interest credited on deposits              $6,619        $6,339
                  Interest paid on borrowings                 3,421         3,871
                  Income/franchise taxes paid                    22            66
         Non-cash investing and financing activities:
                  Increase in net unrealized losses
                    on available for sale securities,
                    net of deferred tax effect                 $ 35          $141
                  Loans transferred to OREO                     317           156


NOTE 4 - TRANSFERS AND SERVICING OF FINANCIAL ASSETS

SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", specifies accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and for distinguishing whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions (relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions) which have been deferred until January 1, 1998 in accordance with SFAS No. 127, "Deferral of the effective Date of Certain Provisions of FASB Statement No. 125." The adoption of these standards did not have a material impact on the Bank's consolidated financial statements.

ITEM 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL:

Poughkeepsie Savings Bank, FSB ("Bank") is a federally chartered, federally insured savings association headquartered in Poughkeepsie, New York. The Bank was chartered as a mutual savings bank by the New York State legislature in 1831, converted to a federal mutual savings bank in 1981 and converted to stock form in 1985. In June 1993, the Bank issued additional shares of its common stock, pursuant to an Offering to its stockholders on a rights offering basis, to standby investors and to certain others. In April 1997, the Bank received shareholder approval for the formation of a new thrift holding company by approving an Agreement and Plan of Reorganization pursuant to which (a) Poughkeepsie Savings Bank will, subject to necessary approvals, become a wholly-owned subsidiary of a recently-formed Delaware corporation known as "Poughkeepsie Financial Corp." (the "Company") and (b) each outstanding share of common stock of Poughkeepsie Savings Bank will become, by operation of law, one share of common stock of the Company.

In recent years the business of the Bank has consisted primarily of obtaining funds in the form of deposits and borrowings and using such funds to originate 1-4 family residential mortgages, income property mortgages, commercial business loans, consumer and student loans along with investing in mortgage-backed and other securities. The Bank conducts community banking operations in the Mid-Hudson Valley region of New York and contiguous counties through fourteen retail branches and eight residential loan offices.

The Bank's core, tangible and risk-based capital ratios at March 31, 1997 were 6.86%, 6.86% and 11.61%, respectively, all of which substantially exceed regulatory and statutory requirements. The Bank is designated by the Office of Thrift Supervision ("OTS") as "well capitalized."

The earnings of the Bank are largely dependent upon net interest income from its banking operations and to a lesser extent on non-interest income. Net interest income is the difference between interest earned on its loan and security portfolios and interest paid on its deposit accounts and borrowed funds. Non-interest income includes: gains on the sale of loans and securities; deposit account and transaction fees; late charges on commercial, residential and installment loans; and net commission income earned by the Bank's financial services department.

FINANCIAL CONDITION:

At March 31, 1997, the consolidated assets of the Bank totaled $861.1 million, an increase of $2.4 million from December 31, 1996.

The Bank's 1-4 family residential real estate mortgage loan portfolio of $398.3 million at March 31, 1997 increased by $4.8 million or 1.2% from December 31, 1996. During the three month period ended March 31, 1997, the Bank originated $20.4 million of residential mortgage loans compared with $38.6 million originated during the same period of 1996. In the first three months of 1997 the Bank sold $7.7 million of residential loans to secondary market investors and retained the servicing rights on a majority of loans sold.

The Bank's commercial real estate mortgage loan portfolio of $214.0 million at March 31, 1997 increased by $3.0 million or 1.4% from December 31, 1996. The increase was primarily the result of commercial real estate loan originations and advances within the Bank's market area. For the three months ended March 31, 1997, commercial real estate loan originations/advances totaled $16.9 million compared with $12.5 million for the prior year period.

The Bank's allowance for loan losses increased by $0.8 million since year-end 1996 as recoveries of $0.7 million and provisions of $0.3 million were partially offset by charge-offs of $0.2 million. The allowance for loan losses is maintained at a level which management considers adequate based on its regular review of the Bank's loan portfolios and certain individual loans, taking into consideration the likelihood of repayment, the diversity of the borrowers, the type of loan, the quality of the collateral, current market conditions and the associated risks. The allowance for loan losses was 74.34% of non-performing loans and 1.45% of total portfolio loans at March 31, 1997 as compared with 56.10% and 1.35%, respectively, at December 31, 1996. A substantial portion of the Bank's loans are secured by commercial real estate and, accordingly, the performance of such loans may be affected by market conditions for such real estate. While management uses available information to anticipate losses on loans, future additions to the allowance or further reductions in net carrying values may be necessary based on changes in economic conditions.

Mortgage-backed securities, including both "available for sale" and "held to maturity" classifications, decreased from $143.5 million at the prior year-end to $137.7 million at March 31, 1997 due to principal prepayments. These proceeds were used to fund loan growth and/or pay down short-term borrowings.

Other real estate owned ("OREO") aggregated $6.7 million at March 31, 1997. The following table summarizes the gross activity during the first quarter of 1997:

($ in thousands)

                                   Commercial  Residential
                                      OREO        OREO         Total
                                   ----------   ----------     -----
Balance at 12/31/96                  $9,733        $ 993      $10,726
  Real estate acquired in
   settlement of loans                   --          317          317
  Capital improvements                   67           --           67
  Sales/dispositions                   (952)        (614)      (1,566)
  Transfer to performing loans       (2,585)          --       (2,585)
  Net excess cash flow                   --           --           --
  Write-downs                          (250)          --         (250)
                                     -------      -------     --------
Balance at 3/31/97                   $6,013        $ 696      $ 6,709
                                     =======      =======     =======


Other real estate owned is carried at the lower of cost or estimated fair value less anticipated costs of disposition; OREO primarily represents assets acquired in settlement or foreclosure of loans. At March 31, 1997, the Bank's commercial OREO was comprised of four apartment and condominium projects, one office building, two single family residential development projects, and one undeveloped land parcel. At such date, the largest commercial OREO asset, which is located in upstate New York, amounted to $1.4 million. As of March 31, 1997 all remaining commercial OREO properties were located in New York. While management uses available information to estimate fair value, further reductions in net carrying value may be necessary based on changes in economic conditions. The amount of OREO, which is mainly attributable to deterioration in prior periods in the related real estate markets, produces a corresponding reduction in interest-earning assets and net interest income. The assets held as OREO are expected to continue to negatively affect the earnings of the Bank until the properties are sold or rented and the resulting proceeds are invested in interest-earning assets or are used to reduce interest-bearing liabilities. Sales of such properties also may result in the recognition of additional losses.

In addition, the OTS, as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses and the net carrying value of OREO. The OTS completed its most recent examination of the Bank in December 1996.

Deposits were $583.1 million at March 31, 1997, an increase of $7.9 million, or 1.4%, from year-end 1996. All deposit types posted modest increases. The Bank had no brokered deposits at either March 31, 1997 or December 31, 1996.

Total borrowings decreased by $3.6 million, or 1.8%, from year-end 1996 to $195.1 million at March 31, 1997. Deposit growth and/or proceeds from principal prepayments on mortgage-backed securities were used to pay down short-term borrowings.

On March 31, 1997 the Bank had $72.5 million in total stockholders' equity compared to $71.7 million at December 31, 1996. This increase resulted from net income of $1.1 million for the three months ended March 31, 1997, offset by cash dividends of $0.3 million. On January 28, 1997, the Bank declared a quarterly cash dividend of $0.025 per share, which was paid on March 6, 1997 to stockholders of record on February 14, 1997. In April 1997, the Bank declared a quarterly cash dividend of $0.025 per share to be paid on June 5, 1997 to stockholders of record on May 16, 1997.

The following table summarizes the calculation of the Bank's book value per share at March 31, 1997 and December 31, 1996:

                                                        March 31, 1997                December 31, 1996
                                                        --------------                -----------------

            Total stockholders' equity                      $72,470,000                     $71,668,000
                                                            ===========                     ===========

            Total shares issued                              12,699,725                      12,696,825
              Less:
                Treasury shares                                 105,000                         105,000
                                                            -----------                     -----------
            Net shares                                       12,594,725                      12,591,825
                                                            ===========                     ===========

            Book value per share                                  $5.75                           $5.69
                                                                 ======                          ======

The Bank regularly monitors its interest rate risk position on a duration, gap and simulation basis. As a result of the overall management of the Bank's loan and investment portfolios, deposits and other borrowings, the Bank's one year effective gap was (1.3)% of total assets at March 31, 1997, and (3.5)% of total assets at December 31, 1996, as summarized in the following table (in millions):

                                                              March 31,                    December 31,
                                                                1997                            1996
                                                              ---------                    ------------

Assets repricing or maturing in
    less than one year                                          $405.0                          $413.3
Liabilities repricing or maturing
    in less than one year                                        626.8                           651.7
                                                                -------                         ------
                                                                (221.8)                         (238.4)
One year gap adjustments

    o  Impact of core deposits                                    95.6                            93.6
    o  Interest rate hedge agreements                            115.0                           115.0
                                                                -------                         ------
One year effective gap                                          $(11.2)                         $(29.8)
                                                               ========                         =======

The one year effective gap is discussed further in the section "Results of Operations" contained herein.

LIQUIDITY:

The Bank must maintain sufficient liquidity to meet its funding requirements for loan commitments, scheduled debt repayments, operating expenses, deposit withdrawals, and to satisfy the regulatory requirements described below.

The Bank has a $84.7 million ($34.0 million unused) overnight line of credit available with the FHLB of New York at March 31, 1997. The Bank actively monitors and manages its cash inflows and outflows in an attempt to minimize its level of non-earning cash balances.

In 1984, the Bank sold tax-exempt municipal investment securities subject to a 14 day put option, under certain circumstances, to a unit investment trust. The transaction was accounted for as a borrowing due to the recourse nature of the put option and the municipal securities are included in "mortgage-backed securities". The underlying collateral to the municipal security is a first mortgage secured by a commercial property. The Bank believes that this underlying mortgage may prepay faster than originally anticipated. Such prepayment would cause the dissolution of the put option as well as the elimination of the Bank's investment and borrowing. Such prepayment could result in a loss to the Bank. The loss, had such prepayment occurred at March 31, 1997, would have been approximately $220 thousand.

Under OTS regulations, the Bank is required to maintain a minimum "regulatory liquidity" ratio. This ratio, defined as the ratio of the average daily balance of liquid assets to the average daily balance of net withdrawable accounts plus short term borrowings, is currently set at 5.0%, but may be changed from time to time. The Bank's policy is to maintain a liquidity ratio in excess of the regulatory minimum. The Bank complied with this requirement throughout the period.

At March 31, 1997, the Bank had commitments to originate $32.3 million of one-to-four family residential mortgage loans and commitments under standby letters of credit and unused lines of credit of approximately $2.7 million and $12.9 million, respectively. These commitments can be funded, as required, from the sources outlined above.

CAPITAL RESOURCES:

OTS regulations require the Bank to meet certain minimum regulatory capital requirements. The current requirements, and the Bank's actual levels as of March 31, 1997, are shown below (dollars in thousands):

                                Minimum              Bank's             Excess
 Capital Standard        Capital Requirements   Capital Position       %        $
-----------------        --------------------   ----------------     ----  --------

Tangible                    1.5%   $12,701        6.9%  $58,099      5.4%  $45,398
Core                        3.0%    25,402        6.9%   58,099      3.9%   32,697
Risk-based                  8.0%    44,875       11.6%   65,110      3.6%   20,235

In September 1992, the federal banking agencies (including the OTS) adopted substantially similar regulations which are intended to implement the system of prompt corrective action established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). These regulations became effective December 19, 1992. Under the regulations, a savings association shall be deemed to be "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized". At each successive downward level of capital, institutions are subject to more restrictions and regulators are given less flexibility in deciding how to deal with the bank or thrift.

At March 31, 1997 the Bank had regulatory capital substantially in excess of requirements. The Bank is deemed to be "well capitalized" by its regulators.

On August 21, 1995, the OTS released Thrift Bulletin 67 which established (i) an appeals process to handle "requests for adjustments" to the interest rate risk component and (ii) a process by which "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to determine their interest rate risk component. The Director of the OTS indicated, concurrent with the release of Thrift Bulletin 67, that the OTS will continue to delay the implementation of the capital deduction for interest rate risk pending the testing of the appeals process set forth in Thrift Bulletin 67. Management of the Bank believes that the OTS' adoption of an interest rate risk component to the risk-based capital requirement will not adversely affect the Bank.

FDIC INSURANCE PREMIUMS:

The Federal Deposit Insurance Act ("FDIA"), as amended by the FDICIA, required the FDIC to establish a risk-based assessment system, to be effective no later than January 1, 1994. The risk-based assessment system established by the FDIC created nine assessment risk classifications. As of March 31, 1997, these assessment risk classifications carry premium rates ranging from 0.0% for well capitalized, healthy institutions to 0.27% for undercapitalized institutions with substantial supervisory concerns. The insurance premium applicable to the Bank during the first semi-annual period of 1997 was 0.0% of insured deposits.

The deposits of the Bank are currently insured by the Savings Association Insurance Fund ("SAIF"). SAIF is administered by the FDIC. From 1997 through 1999, SAIF members must pay 6.4 basis points on insured deposits to fund the Financing Corporation (FICO) while Bank Insurance Fund ("BIF") member institutions will pay approximately 1.3 basis points.

NON-PERFORMING AND CLASSIFIED ASSETS:

The Bank's non-performing assets were $19.5 million at March 31, 1997 compared to $26.1 million at December 31, 1996 and $18.4 million at March 31, 1996. The decline from year-end 1996 was due to the payoff on a non-accrual $3.1 million commercial real estate loan and the sale of a $3.0 million commercial OREO property. The payoff on the non-accrual loan resulted in a recovery of $0.5 million which was credited to the allowance for loan losses. The sale of the commercial OREO property resulted in a $0.2 million gain on sale which was credited to net costs of operating OREO.

The following table presents information regarding the Bank's non-performing assets, performing troubled debt restructurings, performing investment in real estate, and accruing loans 90 days or more past contractual maturity at March 31, 1997 and December 31, 1996:

                                                                                         At 3/31/97       At 12/31/96

                                                                                              (Dollars in thousands)

          Non-accrual loans:

               1-4 family residential real estate loans                                      $6,116         $5,453
               Commercial real estate and multi-family residential loans                      6,149          9,447
               Commercial business                                                              434            436
          Consumer loans 90 days or more past due as to interest and accruing                    65             87
                                                                                             ------         ------

                   Total non-performing loans                                                12,764         15,423
          Other real estate owned                                                             6,709         10,726
                                                                                            -------        -------
                   Total non-performing assets                                              $19,473        $26,149
                                                                                            ========       =======

          Allowance for loan losses                                                         $ 9,489        $ 8,652
                                                                                            =======        =======

          Ratio of:

               Non-performing loans to total loans                                             1.98%         2.43%
                                                                                              ======        ======
               Non-performing assets to total assets                                           2.26%         3.05%
                                                                                              ======        ======
               Allowance for loan losses to total non-performing loans                        74.34%        56.10%
                                                                                              ======        ======
               Allowance for loan losses to total portfolio loans                              1.45%         1.35%
                                                                                              ======        ======

          Total non-performing assets (details above)                                        $19,473       $26,149
          Accruing loans 90 days or more past contractual maturity  (1)                        7,236         7,016
          Performing troubled debt restructurings ("TDRs") (2)                                 9,511         9,499
                                                                                             -------       -------

          Total non-performing assets, accruing loans 90 days or
            more past contractual maturity, and performing TDRs                              $36,220       $42,664
                                                                                             =======       =======
          Total non-performing loans and accruing loans 90 days or
            more past contractual maturity                                                   $20,000       $22,439
                                                                                             =======       =======

          Ratio of total allowance for loan losses to total non-performing
            loans and accruing loans 90 days or more past contractual maturity                47.45%        38.16%
                                                                                              ======        ======

(1) Consists of loans past due as to principal repayment but which continue to make interest payments in accordance with their terms and on which the Bank continues to accrue interest.

(2) Includes seasoned restructured non-performing loans returned to a performing status and/or restructured performing loans.

The Bank's classified assets, including unfunded commitments, as of March 31, 1997 and December 31, 1996 are set forth in the following table. Non-performing assets reported on the prior page are also "classified" assets and therefore, are also included in the table below:

                                                                  Classified Assets
                                                      --------------------------------------------
                                                                                            Total         Total
                                                       Substandard      Doubtful   Loss     3/31/97       12/31/96
                                                       -----------      --------   ----     -------       --------
                                                                                (in thousands)
Commercial real estate and multi-family
  residential loans                                        $ 7,445             -     -       $ 7,445       $12,375
1-4 family residential loans                                 8,416          $ 65     -         8,481         7,524
Other loans                                                    762             7     -           769           569
                                                           -------          ----   ---         -------     -------
   Total classified loans                                   16,623            72     -        16,695        20,468
Other real estate owned                                      6,173           536     -         6,709        10,726
                                                           -------          ----   ---        ------       -------
   Total classified assets                                 $22,796          $608      -      $23,404       $31,194
                                                           =======          ====    ===      =======       =======




RESULTS OF OPERATIONS:

Net income for the first quarter of 1997 was $1.1 million, or $0.09 per share, compared with net income of $0.8 million, or $0.06 per share in the first quarter of 1996. Increased earnings were reflective of the growth in the Bank's lending and retail banking operations as well as lower deposit insurance rates and lower costs of operating OREO. Since March 31, 1996, the Bank's branch network has increased from nine to fourteen branch locations through the addition of five in-store branch locations, while the total loan portfolio has increased by $34.2 million.

The Bank's earnings are largely dependent on net interest income. Net interest income is affected by a number of variables including interest rate spread (that is, the difference between the yields on average interest-earning assets and the cost of average interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Non-performing assets have an adverse affect on the Bank's net interest income.

Net interest income was $6.8 million for the quarter ended March 31, 1997, an increase of $0.3 million over the comparable period of 1996. The net interest margin for the first quarter of 1997 was 3.30% compared with 3.32% in the fourth quarter of 1996 and 3.28% for the first quarter of 1996. Margins were essentially unchanged from the first quarter of 1996 primarily because competitive pressures lowered yields on residential and commercial mortgages, the effect of which was offset by lower funding costs.

The table below sets forth information relating to the Bank's average interest-earning assets (including non-performing loans), average interest-bearing liabilities and net interest income during the periods indicated.

                                                For the three months ended March 31,
                                     -----------------------------------------------------------
                                               1997                          1996
                                   --------------------------      -------------------------
                                   Average             Yield/      Average            Yield/
                                   Balance   Interest  Rate (1)    Balance  Interest  Rate (1)
                                   -------   --------  --------    -------  --------  --------
                                                         (dollars in thousands)

Interest-earning assets:

 Residential real estate loans    $396,947    $ 7,570   7.63%      $333,235  $ 6,567    7.88%
 Commercial real estate loans      212,262      5,003   9.43%       229,405    5,493    9.59%
 Installment loans                  31,998        685   8.68%        28,994      665    9.30%
 Commercial business loans           7,168        149   8.43%        10,791      277   10.43%
 Mortgage-backed securities        141,422      2,333   6.60%       158,362    2,421    6.11%
 Other securities                   32,356        521   6.44%        29,697      468    6.39%
 Federal funds and other             2,783         35   5.10%         2,319       33    5.73%
                                   -------    -------   ----        -------   ------    ----
 Total earning assets              824,936     16,296   7.90%       792,803   15,924    8.05%
                                   -------    -------   ----        -------   ------    ----

Interest-bearing liabilities:

 Total deposits                    582,791      6,634   4.62%       539,696    6,337    4.76%
 Total borrowings (2)              199,819      2,864   5.81%       213,701    3,075    5.75%
                                   -------     ------   ----        -------   ------    ----
 Total paying liabilities          782,610      9,499   4.92%       753,397    9,412    5.07%
                                   -------     ------   ----        -------   ------    ----

Excess of interest-earning assets
over interest-bearing liabilities  $42,326                          $39,406
                                   =======                          =======

Net interest income                           $ 6,797                        $ 6,512
                                              =======                        =======

Interest rate spread  (3)                               2.98%                           2.98%
                                                        ====                            ====

Net interest margin   (4)                               3.30%                           3.28%
                                                        ====                            ====

 (1)  As adjusted for loan fees treated as adjustments to loan yields.

 (2) Other borrowings include FHLB Advances, draws under the FHLB overnight line of credit, and securities sold under agreements to repurchase. The net cost of certain interest rate hedge agreements is included as a cost of borrowings. The net cost related to these interest rate hedge agreements was $110 thousand and $37 thousand for the three months ended March 31, 1997 and 1996, respectively.

 (3) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

 (4) Net interest margin represents net interest income divided by average interest-earning assets, as annualized.

Another factor affecting net interest income is interest rate sensitivity, which can be measured as the excess or deficiency of assets that mature or reprice in a particular period. Generally, where rate-sensitive liabilities exceed rate-sensitive assets (a negative gap), net interest margin will be negatively affected during periods of increasing interest rates and will be positively affected during periods of decreasing interest rates. Where rate-sensitive assets exceed rate-sensitive liabilities (a positive gap), net interest margin is positively affected during periods of increasing interest rates and negatively affected during periods of decreasing interest rates.

At March 31, 1997, the Bank had a negative adjusted one-year gap of $11.2 million compared with a negative adjusted one-year gap of $29.8 million at December 31, 1996. The decline was due primarily to more fixed-rate commercial and residential real estate loans in portfolio. Interest rate swap and cap agreements are used to effectively lengthen the maturity of certain of the Bank's liabilities and are shown as an adjustment to interest-bearing liabilities. Core deposits are comprised of checking, passbook, NOW, club, and escrow accounts which do not have a stated maturity nor reprice. For interest-sensitivity measurement purposes, core deposits are assumed to be withdrawn at a rates ranging from 15% to 20% per year.

The following table summarizes the Bank's interest-rate sensitive assets and liabilities at March 31, 1997 according to the time periods in which they are expected to reprice and the resulting gap for each time period (excluding non-performing and cash basis assets):

                                                                Within                One to Five          Over Five
                                                               One Year                  Years               Years
                                                               --------               -----------         ----------

(Dollars in millions)

Total interest-earning assets                                   $405.0                  $226.6              $181.2
Total interest-bearing liabilities                               531.2                   194.8                55.4
                                                                -------                 -------             ------
                                                                (126.2)                   31.8               125.8
One year gap adjustments:

  Interest rate swap agreement (1)                                20.0                   (20.0)                 --
  Interest rate collar agreements (2)                             95.0                   (95.0)                 --
                                                                -------                  ------             ------
Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities                      ($11.2)                 ($83.2)             $125.8
                                                                =======                 =======            =======

Excess (deficiency) as a percent of total assets                 (1.3%)                  (9.7%)              14.6%
Cumulative excess as a percent of total assets                   (1.3%)                 (11.0%)               3.6%

(1) The Bank entered into a $20.0 million notional amount interest rate swap agreement in March 1995 which will expire in March 2000. The rate swap agreement obligates the contract "seller" to pay the Bank a floating rate based on the three month LIBOR and obligates the Bank to pay the contract seller a fixed rate of 7.335%.

(2) The Bank entered into a total of $95.0 million notional amount interest rate collar agreements which will all expire by the year 2000. These rate collar agreements have caps and floors indexed to 3 month LIBOR; the weigted average cap rate was 6.75% and the weighted average floor rate was 5.35%. If 3 month LIBOR exceeds the cap index, the Bank would receive cash from the counterparty; if the 3 month LIBOR were to fall below the floor index the Bank would pay the counterparty based on the notional principal amount. At March 31, 1997, 3 month LIBOR was 5.75%.

For purposes of the above interest sensitivity analysis:

       Fixed rate assets are scheduled by contractual maturity and adjustable rate assets are scheduled by the next repricing date. Normal amortization and prepayment estimates have been applied to both fixed rate and adjustable rate assets, where appropriate.

       For purposes of measuring interest sensitivity, interest-bearing liabilities are reduced by the amount of core deposits, interest rate swaps, and interest rate collars. Core deposits are estimated to be withdrawn at rates ranging from 15% to 20% per year.

Total interest and dividend income increased by $0.4 million in the three months ended March 31, 1997 as compared to the comparable period in 1996. The increase for the three month period was largely due to higher average levels of earning assets (led by residential mortgage originations) offset, in part, by the effect of lower yields related to prevailing interest rates and competitive pressures.

Total interest expense on deposits and borrowings for the three month period ended March 31, 1997 increased by only $0.1 million over the comparable 1996 period. The increase resulted from higher average levels of deposits and borrowings, the effect of which was largely offset by generally lower funding costs. For the three months ended March 31, 1997, average retail deposits were 74.5% of total interest-bearing liabilities as compared with 71.6% for the prior year period.

Total non-interest income for the three month period ended March 31, 1997 was $0.8 million, compared with $0.5 million during the comparable 1996 period. The increase in non-interest income was driven by the expanded branch network and by fee income from checking and other Bank products as well as by fees earned on sales of alternative investment products.

Total non-interest expenses for the three month period ended March 31, 1997 totaled $5.4 million versus $5.5 million during the comparable 1996 period. The incremental operating expenses related to the five new in-store branches opened since March 31, 1996 were largely offset by lower deposit insurance premiums. The net costs of operating foreclosed real estate declined by $0.2 million due to lower levels of OREO and improved cash flow at certain remaining commercial OREO properties.

The combined effective income tax rate was 40% for both periods.

                               PART II   OTHER INFORMATION

ITEM 1 - LEGAL PROCEEDINGS

The Bank is involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these lawsuits will not have a material adverse effect on the financial condition or results of operation of the Bank.

ITEM 2 - CHANGE IN SECURITIES - None

ITEM 3 - DEFAULTS UPON SENIOR SECURITIES - Not Applicable

ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Bank's Annual Meeting of Stockholders was held on April 30, 1997.

1. With respect to the election of three directors to serve three-year terms expiring at the Annual Meeting of Stockholders to be held in the year 2000 or until their respective successors are elected and qualified, the following are the number of shares voted for each nominee:

       Noel deCordova, Jr.         For  11,233,831        Withheld  218,832
       Burton Gold                 For  11,211,511        Withheld  241,152
       Henry C. Meagher            For  11,222,324        Withheld  230,339

2. With respect to the proposal to approve the formation on a new thrift holding company, the following are the number of shares voted:

           For  6,981,039   Against  562,414      Abstain  108,253

3. With respect to the ratification of the appointment of Deloitte & Touche LLP as the Bank's independent auditors for the fiscal year ending December 31, 1997, the following are the number of shares voted:

           For 11,302,981   Against   92,431      Abstain   57,251

There were 3,800,957 "broker non-votes" cast at the Annual Meeting.

ITEM 5 - OTHER INFORMATION            None

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

       On May 8, 1997, the Bank filed a report on Form 8-K related to a press release announcing the results of its 1997 Annual Meeting of Stockholders held on April 30, 1997. Stockholders re-elected three directors; ratified the appointment of Deloitte & Touche as independent certified public accountants for 1997; and approved the formation of a holding company to be called Poughkeepsie Financial Corp. and to effect a reorganization wherein the Bank would become a wholly-owned subsidiary of the holding company.

                                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         POUGHKEEPSIE SAVINGS BANK, FSB
                                         (Registrant)

Date:  May 13, 1997                      /s/ Joseph B. Tockarshewsky
       ------------                      ---------------------------
                                         Joseph B. Tockarshewsky
                                         Chairman of the Board, President
                                         and Chief Executive Officer

Date:  May 13, 1997                       /s/ Robert J. Hughes
       ------------                       --------------------
                                          Robert J. Hughes
                                          Executive Vice President and
                                          Chief Financial Officer